                                                                      EXHIBIT 99

[CORUS BANKSHARES LOGO]
        3959 N. Lincoln Ave.
        Chicago, IL 60613
        (773) 832-3088
        www.corusbank.com
       MEMBER FDIC                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE                                      FOR MORE INFORMATION:
JULY 19, 2004                                                         Tim Taylor
                                                         Chief Financial Officer
                                                                  (773) 832-3470
                                                   E-mail: ttaylor@corusbank.com

                            CORUS BANKSHARES REPORTS
                             SECOND QUARTER EARNINGS

Chicago, Illinois - Corus Bankshares Inc. (NASDAQ: CORS). Corus reports 2004 second quarter earnings of $24.6 million, or $0.85 per diluted share, compared to $13.3 million, or $0.46 per diluted share, in the second quarter of 2003. Year-to-date, earnings are $42.5 million, or $1.47 per diluted share versus $25.1 million or $0.87 per diluted share in the prior year.

"This has been a very successful first half for Corus," said Robert J. Glickman, President and Chief Executive Officer. "Commercial real estate originations for the first half of 2004 reached $1.2 billion, a record for us and nearly double the level at this point last year. Furthermore, our commercial real estate portfolio, which includes both funded and unfunded commitments, now exceeds $4.0 billion, the highest level ever. With a 'loan pipeline' of an additional $4.0 billion, we anticipate continued growth in the portfolio.

As always, we focus on loan quality and I'm happy to report that we once again had no commercial real estate charge-offs this quarter, a continuation of over four years without a single commercial real estate charge-off. This is an achievement of which we are particularly proud.

This quarter's earnings also includes after-tax security gains of $8.2 million. These gains, which had been anticipated and were previously disclosed, relate primarily to our portfolio of financial industry company common stocks. We anticipate additional gains in the second half of the year, the details of which are presented in the attached report.

Finally, we continue to watch our costs very closely as reflected by our year-to-date efficiency ratio of just 35%, among the best in the industry."

Corus Bankshares, Inc. is a one-bank holding company headquartered in Chicago, Illinois. Corus Bank, N.A. has eleven branches in the Chicago metropolitan area. In addition to various deposit products, Corus specializes in commercial real estate lending.

[CORUS BANKSHARES LOGO]

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by, among other things, the use of forward-looking terms such as "may," "intends," "expects," "anticipates," "estimates," "projects," "targets," "forecasts," "seeks," or "attempts" or the negative of such terms or other variations on such terms or comparable terminology. By their nature, these statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that might cause Corus' actual results to differ materially include, but are not limited to, the following:

      - the general state of the economy and, together with all aspects of Corus' business that are affected by changes in the economy, the impact that changes in rates have on Corus' net interest margin;

      - Corus' ability to continue its strong loan originations and, in turn, its ability to increase the commercial real estate loan portfolio;

      - Corus' ability to access cost-effective funding, especially with brokered certificates of deposit, to fund marginal loan growth;

      -     Corus ability to limit losses associated with nonperforming loans;

      - changes in management's estimate of the adequacy of the allowance for loan losses;

      - the impact of competitors' pricing initiatives on loan and deposit products;

      - the extent of defaults and losses given default, and the resulting lost interest income from such defaults; and

      - changes in the laws, regulations and policies governing financial services companies.

Corus undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this release. Additional information that could affect the Company's financial results is included in the Company's 2003 Annual Report, Forms 10-K, 10-Q and 8-K on file with the Securities and Exchange Commission.

                                      # # #

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[CORUS BANKSHARES LOGO]

SUMMARY FINANCIAL DATA (Unaudited)

-----------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except per share data)                                     2004             2003(1)             2002
                                                                               ----------------------------------------------
FOR THE THREE MONTHS ENDED JUNE 30:
    Net income                                                                 $   24,576        $   13,292        $   13,822
    Basic earnings per share                                                         0.88              0.47              0.49
    Diluted earnings per share                                                       0.85              0.46              0.48
    Average earning assets                                                      3,761,688         2,624,590         2,549,382
    Net interest income (fully taxable equivalent)                                 36,252            28,677            27,559
    Noninterest income (without securities gains/losses)                            3,498             3,592             3,638
    Net operating revenue (2)                                                      39,750            32,269            31,197
    Cash dividends declared per common share                                        0.313             0.250             0.080
    Net interest margin (fully taxable equivalent)                                   3.85%             4.37%             4.32%
    Return on equity (ROE)                                                           17.8%             10.8%             11.8%
    Return on assets (ROA)                                                            2.6%              2.0%              2.1%
    Efficiency ratio (3)                                                             36.0%             39.0%             37.6%

FOR THE SIX MONTHS ENDED JUNE 30:
    Net income                                                                 $   42,511        $   25,085        $   24,291
    Basic earnings per share                                                         1.52              0.89              0.86
    Diluted earnings per share                                                       1.47              0.87              0.85
    Average earning assets                                                      3,652,723         2,580,851         2,554,674
    Net interest income (fully taxable equivalent)                                 73,651            55,954            50,699
    Noninterest income (without securities gains/losses)                            6,981             7,314             7,295
    Net operating revenue (2)                                                      80,632            63,268            57,994
    Cash dividends declared per common share                                        0.625             0.330             0.158
    Net interest margin (fully taxable equivalent)                                   4.03%             4.34%             3.97%
    Return on equity (ROE)                                                           15.4%             10.3%             10.6%
    Return on assets (ROA)                                                            2.3%              1.9%              1.8%
    Efficiency ratio (3)                                                             35.4%             40.0%             41.3%

CAPITAL RATIOS AT JUNE 30:
    Leverage (Tier 1 capital to quarterly average assets)                           17.70%            19.11%            16.56%
    Tier 1 risk-based capital (Tier 1 capital to risk-adjusted assets)              18.11%            17.38%            17.26%
    Total risk-based capital (Tier 1+Tier 2 capital to risk-adjusted assets)        21.06%            19.65%            19.75%
    Common equity to total assets                                                   14.63%            17.61%            17.98%

COMMON STOCK DATA AT JUNE 30:
    Market price per common share                                              $    41.11        $    24.07        $    22.96
    Common shareholders' equity per share                                           20.15             18.12             16.81
    Shares outstanding at end of period                                            27,854            28,068            28,319

    Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

(2) Fully taxable equivalent net interest income plus noninterest income, excluding securities gains/losses.

(3) Noninterest expense less goodwill amortization, divided by net operating revenue.

[CORUS BANKSHARES LOGO]

CONDENSED CONSOLIDATED BALANCE SHEETS                                   (Unaudited)                               (Unaudited)
-----------------------------------------------------------------------------------------------------------------------------
                                                                          JUNE 30              DECEMBER 31          JUNE 30
(Dollars in thousands)                                                     2004                   2003              2003(1)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks - noninterest-bearing                           $    66,037            $   63,524         $    57,079
Federal funds sold                                                        1,262,000               682,000             489,925
Securities:
      Available-for-sale, at fair value
          Common stocks at the Bank Holding Company                         208,081               188,844             160,031
          Other securities                                                   45,589               244,062             121,980
      Held-to-maturity, at amortized cost                                    11,133                11,744               6,629
-----------------------------------------------------------------------------------------------------------------------------
          Total Securities                                                  264,803               444,650             288,640
Loans, net of unearned discount                                           2,229,448             2,433,771           2,032,640
      Less: Allowance for loan losses                                        36,996                36,448              35,811
-----------------------------------------------------------------------------------------------------------------------------
          Net Loans                                                       2,192,452             2,397,323           1,996,829
Premises and equipment, net                                                  26,011                26,313              27,295
Accrued interest receivable and other assets                                 20,658                25,497              22,885
Goodwill, net of accumulated amortization                                     4,523                 4,523               4,523
-----------------------------------------------------------------------------------------------------------------------------
TOTAL ASSETS                                                            $ 3,836,484            $3,643,830         $ 2,887,176
=============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
      Noninterest-bearing                                               $   239,995            $  227,960         $   220,148
      Interest-bearing                                                    2,740,726             2,618,442           2,032,340
-----------------------------------------------------------------------------------------------------------------------------
          Total Deposits                                                  2,980,721             2,846,402           2,252,488
Other borrowings                                                             33,956                36,403              47,500
Long-term debt - subordinated debentures                                    203,611               172,500              42,190
Accrued interest payable and other liabilities                               57,018                42,345              36,474
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES                                                         3,275,306             3,097,650           2,378,652

SHAREHOLDERS' EQUITY
Common stock, surplus and retained earnings                                 503,061               484,472             462,693
Net unrealized gains on available-for-sale securities                        58,117                61,708              45,831
-----------------------------------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                                  561,178               546,180             508,524
-----------------------------------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                              $ 3,836,484            $3,643,830         $ 2,887,176
=============================================================================================================================

(1) June 30, 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

[CORUS BANKSHARES LOGO]

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

-------------------------------------------------------------------------------------------------------------------------------
                                                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                                                           JUNE 30                             JUNE 30
                                                                  -------------------------------------------------------------
(Dollars in thousands, except per share data)                      2004             2003(1)             2004            2003(1)
-------------------------------------------------------------------------------------------------------------------------------
Interest, loan fees, and dividend income                          $50,328           $38,930           $101,060          $77,177
Interest expense                                                   14,685            10,776             28,636           22,251
-------------------------------------------------------------------------------------------------------------------------------
      NET INTEREST INCOME                                          35,643            28,154             72,424           54,926
-------------------------------------------------------------------------------------------------------------------------------
Provision for loan losses                                               -                 -                  -                -
===============================================================================================================================
      NET INTEREST INCOME AFTER
          PROVISION FOR LOAN LOSSES                                35,643            28,154             72,424           54,926
===============================================================================================================================
NONINTEREST INCOME:
      Service charges on deposit accounts                           2,920             2,927              5,852            5,922
      Securities gains/(losses), net                               12,636               766             13,890              665
      Other income                                                    578               665              1,129            1,392
-------------------------------------------------------------------------------------------------------------------------------
          Total noninterest income                                 16,134             4,358             20,871            7,979
-------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE:
      Salaries and employee benefits                                9,666             8,223             19,293           16,473
      Net occupancy                                                   930             1,056              1,923            2,019
      Data processing                                                 970               681              1,700            1,320
      Depreciation - furniture & equipment                            393               394                711              771
      Other expenses                                                2,355             2,230              4,923            4,703
-------------------------------------------------------------------------------------------------------------------------------
          Total noninterest expense                                14,314            12,584             28,550           25,286
-------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                         37,463            19,928             64,745           37,619
Income tax expense                                                 12,887             6,636             22,234           12,534
-------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                        $24,576           $13,292           $ 42,511          $25,085
===============================================================================================================================

EARNINGS PER COMMON SHARE:
      Basic                                                       $  0.88           $  0.47           $   1.52          $  0.89
      Diluted                                                     $  0.85           $  0.46           $   1.47          $  0.87

WEIGHTED AVERAGE COMMON AND COMMON
      EQUIVALENT SHARES OUTSTANDING                                28,772            28,661             28,831           28,718
===============================================================================================================================

Reflects a 100% stock dividend on December 15, 2003.

(1) 2003 data restated due to the impact of the adoption of Statement of Financial Accounting Standards No. 123.

[CORUS BANKSHARES LOGO]

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                               THREE MONTHS ENDED JUNE 30:
                                                          -----------------------------------------------------------------
                                                                         2004                               2003
                                                          -----------------------------------------------------------------
                                                                                    AVERAGE                         AVERAGE
                                                            AVERAGE    INTEREST      YIELD/    AVERAGE    INTEREST   YIELD/
             (Dollars in thousands)                         BALANCE    AND FEES      COST      BALANCE    AND FEES   COST
             ----------------------                         -------    --------      ----     -------     --------   ----
ASSETS
Earning Assets:
   Liquidity management assets (1)                        $ 1,280,628  $     4,397    1.37%  $  605,433   $  3,150   2.08%
   Common stocks at the Bank Holding Company (2)              198,487        2,149    4.33%     148,308      1,798   4.85%
   Loans, net of unearned income (3)                        2,282,573       44,391    7.78%   1,870,849     34,505   7.38%
                                                          -----------  -----------           ----------   --------
      Total earning assets                                  3,761,688       50,937    5.42%   2,624,590     39,453   6.01%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                74,736                            69,124
   Allowance for loan losses                                  (36,849)                          (35,751)
   Premises and equipment, net                                 26,259                            27,686
   Other assets, including goodwill                            21,855                            24,054
                                                          -----------                        ----------
      Total assets                                        $ 3,847,689                        $2,709,703
                                                          ===========                        ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                  $ 1,241,403  $     5,561    1.79%  $  907,320   $  3,846   1.70%
   Brokered certificates of deposit                           560,464        3,366    2.40%     286,558      3,397   4.74%
   Retail certificates of deposit                             492,655        2,602    2.11%     395,279      2,642   2.67%
   NOW deposits                                               248,330          674    1.09%     154,367        206   0.53%
   Savings deposits                                           169,980          210    0.50%     168,112        368   0.88%
                                                          -----------  -----------           ----------   --------
      Total interest-bearing deposits                       2,712,832       12,413    1.83%   1,911,636     10,459   2.19%
   Other borrowings                                            78,379          293    1.49%      39,235        285   2.90%
   Long-term debt - subordinated debentures                   190,016        1,979    4.17%       3,049         32   4.19%
                                                          -----------  -----------           ----------   --------
      Total interest-bearing liabilities                    2,981,227       14,685    1.97%   1,953,920     10,776   2.21%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                               257,906                           225,444
   Other liabilities                                           55,621                            36,658
   Shareholders' equity                                       552,935                           493,681
                                                          -----------                        ----------
     Total liabilities and shareholders' equity           $ 3,847,689                        $2,709,703
                                                          ===========                        ==========

Interest income and loan fees/average earning assets      $ 3,761,688  $    50,937    5.42%  $2,624,590   $ 39,453   6.01%
Interest expense/average interest-bearing liabilities     $ 2,981,227       14,685    1.97%  $1,953,920     10,776   2.21%
                                                                       -----------  ------                --------  -----
Net interest spread                                                    $    36,252    3.45%               $ 28,677   3.80%
                                                                       ===========  ======                ========  =====
Net interest margin                                                                   3.85%                          4.37%
                                                                                    ======                          =====

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank.

      Interest income on securities includes a tax equivalent adjustment of $6,000 and $9,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $588,000 and $492,000 for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $15,000 and $22,000 for 2004 and 2003, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

[CORUS BANKSHARES LOGO]

AVERAGE BALANCE SHEETS AND NET INTEREST MARGIN (Unaudited)

                                                                                      SIX MONTHS ENDED JUNE 30:
                                                            ------------------------------------------------------------------
                                                                            2004                             2003
                                                            ------------------------------------------------------------------
                                                                                      AVERAGE                         AVERAGE
                                                              AVERAGE     INTEREST     YIELD/  AVERAGE     INTEREST    YIELD/
             (Dollars in thousands)                           BALANCE     AND FEES      COST   BALANCE     AND FEES    COST
             ----------------------                           -------     --------      ----   -------     --------    ----
ASSETS
Earning Assets:
   Liquidity management assets (1)                          $ 1,070,594  $     7,684   1.44%  $  628,542   $  6,726     2.14%
   Common stocks at the Bank Holding Company (2)                196,926        4,316   4.38%     147,480      3,521     4.78%
   Loans, net of unearned income (3)                          2,385,203       90,287   7.57%   1,804,829     67,958     7.53%
                                                            -----------  -----------          ----------   --------
      Total earning assets                                    3,652,723      102,287   5.60%   2,580,851     78,205     6.06%
Noninterest-earning assets:
   Cash and due from banks--noninterest bearing                  85,361                           74,008
   Allowance for loan losses                                    (36,737)                         (36,227)
   Premises and equipment, net                                   26,275                           27,931
   Other assets, including goodwill                              25,449                           24,867
                                                            -----------                       ----------
      Total assets                                          $ 3,753,071                       $2,671,430
                                                            ===========                       ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits--interest-bearing:
   Money market deposits                                    $ 1,217,342  $    10,624   1.75%  $  914,500   $  7,860     1.72%
   Brokered certificates of deposit                             575,949        7,119   2.47%     393,669      5,532     2.81%
   Retail certificates of deposit                               456,181        4,831   2.12%     265,644      7,111     5.35%
   NOW deposits                                                 240,712        1,265   1.05%     142,577        320     0.45%
   Savings deposits                                             168,578          417   0.49%     165,694        769     0.93%
                                                            -----------  -----------          ----------   --------
      Total interest-bearing deposits                         2,658,762       24,256   1.82%   1,882,084     21,592     2.29%

   Other borrowings                                              57,129          544   1.91%      42,481        627     2.95%
   Long-term debt - subordinated debentures                     183,926        3,836   4.17%       1,533         32     4.17%
                                                            -----------  -----------          ----------   --------
      Total interest-bearing liabilities                      2,899,817       28,636   1.98%   1,926,098     22,251     2.31%
Noninterest-bearing liabilities and shareholders' equity:
   Noninterest-bearing deposits                                 248,493                          223,097
   Other liabilities                                             53,940                           33,772
   Shareholders' equity                                         550,821                          488,463
                                                            -----------                       ----------
     Total liabilities and shareholders' equity             $ 3,753,071                       $2,671,430
                                                            ===========                       ==========

Interest income and loan fees/average earning assets        $ 3,652,723  $   102,287   5.60%  $2,580,851   $ 78,205     6.06%
Interest expense/average interest-bearing liabilities       $ 2,899,817       28,636   1.98%  $1,926,098     22,251     2.31%
                                                            -----------  -----------   -----  ----------   --------  -------
Net interest spread                                                      $    73,651   3.62%               $ 55,954     3.75%
                                                                         ===========   =====               ========  =======
Net interest margin                                                                    4.03%                            4.34%
                                                                                       =====                         =======

(1) Liquidity management assets include federal funds sold and securities held at the subsidiary bank.

      Interest income on securities includes a tax equivalent adjustment of $14,000 and $17,000 for 2004 and 2003, respectively.

(2) Dividends on the common stock portfolio include a tax equivalent adjustment of $1.2 million and $964,000 for 2004 and 2003, respectively.

(3) Interest income on tax-advantaged loans includes a tax equivalent adjustment of $31,000 and $46,000 for 2004 and 2003, respectively. Unremitted interest on nonaccrual loans is not included in the amounts. Includes net interest income derived from interest rate swap contracts.

[CORUS BANKSHARES LOGO]

NET INTEREST INCOME AND NET INTEREST MARGIN

Net interest income, which is the difference between interest income and fees on earning assets and interest expense on deposits and borrowings, is the major source of earnings for Corus. The related net interest margin represents net interest income as a percentage of the average earning assets during the period.

For the three and six months ended June 30, 2004, Corus' net interest income grew to $35.6 million and $72.4 million, respectively, compared to $28.2 million and $54.9 million for the same periods in 2003. These increases are attributable primarily to increases in average outstanding loans during the two periods. In addition, increases in loan fees of $3.8 million and $5.6 million for the three and six months ended June 30, 2004, respectively, to $10.3 million and $19.2 million, respectively, also contributed to the growth in net interest income.

For the three and six months ended June 30, 2004, Corus' net interest margin decreased by 52 and 31 basis points, respectively, compared to the prior year. The decrease is primarily a function of Corus taking advantage of opportunities to secure funding at favorable rates and spreads in advance of anticipated loan growth. While providing Corus with additional liquidity, this had a negative impact on the net interest margin.

NONINTEREST INCOME

For the three and six months ended June 30, 2004, noninterest income increased by $11.8 million and $12.9 million, respectively, compared to the prior year. The increase mainly resulted from higher net securities gains, as described below.

Securities Gains/(Losses), net

For the three and six months ended June 30, 2004, Corus recorded net securities gains of $12.6 million and $13.9 million, respectively, compared to gains of $766,000 and $665,000 in the same periods of 2003. The following details the net securities gains/(losses) by source:

                                                            THREE MONTHS ENDED   SIX MONTHS ENDED
                                                                 JUNE 30             JUNE 30
                                                            ------------------   -----------------
                  (in thousands)                              2004     2003       2004      2003
                                                            ------------------   -----------------
   Gains on common stocks at Bank Holding Company           $10,070   $      -   $10,151   $ 7,315
   Trading account gains/(losses), net                        2,512       (263)    2,254      (333)
   Mark-to-market adjustments on non-hedge derivatives           41      1,029     1,472     2,645
   Sales of securities at subsidiary bank                        13          -        13         -
   Charge for "other than temporary" impairment                   -          -         -    (8,962)
                                                            -------   --------   -------   -------
Total securities gains/(losses), net                        $12,636   $    766   $13,890   $   665
                                                            =======   ========   =======   =======

[CORUS BANKSHARES LOGO]

Gains on common stocks at Bank Holding Company

Gains on common stocks at the Bank Holding Company relate to the common stock portfolio of various financial industry companies held at the Bank Holding Company. Gains or losses are recognized when either the investment is sold or when the stock held is acquired by another company. Several of the companies in which Corus holds investments have been, or will be, acquired in 2004. See the Common Stock Portfolio section for additional details.

Trading account gains/(losses), net

From time to time, the Bank trades Treasury securities, agency securities, and/or interest rate derivatives. For the three- and six-month periods ending June 30, 2004, the Company realized net pre-tax gains of $2.5 million and $2.3 million, respectively, relating to this trading.

Mark-to-market adjustments on non-hedge derivatives

For the three and six months ended June 30, 2004, the Bank recorded gains of $41,000 and $1.5 million, respectively, from what we refer to as mark-to-market adjustments on non-hedge derivatives. Due to their unusual nature, the basis for these gains requires additional explanation.

Like many banks, Corus utilizes derivatives to hedge its interest rate risk. This is accomplished primarily via interest rate swaps (to effectively convert fixed-rate loans and brokered CDs to floating rate) and interest rate basis swaps (to effectively convert LIBOR-based floating rate loans to Treasury-based floating-rate loans).

As of January 1, 2001, virtually all companies were required to adopt new derivative accounting rules (known as SFAS No. 133). These rules require that all derivative instruments be included on the balance sheet at market value. In addition, the rules provide that if derivatives are "paired-off" against specific assets and/or liabilities ("the hedged items") and also pass an additional succession of tests, then the income statement impact of any periodic changes in the value of the derivatives are effectively offset by changes in the value of the hedged items. Such derivatives are afforded what is termed "hedge accounting" treatment.

"Hedge accounting" rules are enormously complex, but suffice it to say not all of the derivatives held by Corus, primarily the basis swaps, qualify for hedge accounting treatment and thus the impact of changes in the market value of these instruments is reflected on our income statement as securities gains/(losses). Corus has recorded these gains/(losses) each quarter since the adoption of SFAS No. 133. In April 2004, Corus made the decision to sell its entire portfolio of basis swaps resulting in a final mark-to-market adjustment of $23,000. Mark-to-market adjustments related to the remaining swaps are expected to be immaterial.

[CORUS BANKSHARES LOGO]

Charge for "other than temporary" impairment

In the first quarter of 2003, Corus recorded a charge of $9.0 million related to "other than temporary" declines in value of certain common stocks held at the Bank Holding Company. It is important to point out that this charge was not as a result of the Company selling the associated stocks, but rather an accounting entry with no cash flow or tax implications.

While we are required to report securities losses from these "other than temporary" declines in value, we are not allowed to report securities gains when those same securities recover in value unless the security is either sold or in some instances the underlying corporation is acquired. Case in point, as of June 30, 2004, Corus recognized the $5.0 million recovery in the price of FleetBoston Financial Corp. (previously written down as an OTT decline in value) due to Fleet's acquisition by Bank of America Corp. However, Corus is not permitted to record a gain for the $3.6 million of price appreciation realized related to the impairment charge on the other securities, but must instead record it as an unrealized gain (as Other Comprehensive Income in Shareholders' Equity).

NONINTEREST EXPENSE

For the three and six months ended June 30, 2004, noninterest expense increased by $1.7 million and $3.3 million, respectively, compared to the prior year, due to increases in salaries and benefits expense and data processing costs.

The increase of $1.4 million and $2.8 million in salaries and benefits for the three and six months ended June 30, 2004, respectively, is largely attributable to the increase in commercial loan officer compensation of $1.0 million and $2.0 million, respectively. For the full year, commercial loan officer compensation expense, which is on a commission basis, is expected to increase by $2.5 million as compared to 2003, due to anticipated loan growth. Salaries, other than those attributable to commercial loan officers, increased by $330,000 and $539,000 for the three and six months ended June 30, 2004.

The increase in data processing expense is attributable to non-recurring conversion costs of $293,000 related to the implementation of a new core data processing system in the second quarter of 2004. The conversion to the new data processing system will result in significant cost savings. Beginning in the third quarter of 2004, we expect our expenses for core data processing to decline by approximately $300,000 per quarter. For all of 2004, total data processing expense is estimated to be approximately $2.5 million, a savings of $200,000 compared to 2003. Further savings are anticipated in the future with 2005 costs estimated to be $1.5 to $1.8 million.

[CORUS BANKSHARES LOGO]

COMMON STOCK PORTFOLIO

At June 30, 2004, Corus had investments in the common stocks of 30 financial industry companies with a current market value totaling $208.1 million, including net unrealized gains of $89.1 million. These investments are included in the available-for-sale classification. The following is a list of Corus' holdings, by market value, as of June 30, 2004:

                                   TICKER                 MARKET  PERCENTAGE OF
        CORPORATION                SYMBOL  SHARES HELD    VALUE     PORTFOLIO
        -----------                ------  -----------    ------  -------------
(dollars in thousands)
  Bank of America Corp.             BAC      335,297     $ 28,373     13.6%
  Comerica Inc.                     CMA      339,300       18,621      8.9
  Charter One Financial Inc.         CF      338,536       14,960      7.2
  JP Morgan Chase & Co.             JPM      319,100       12,371      5.9
  MAF Bancorp Inc.                  MAFB     281,550       12,017      5.8
  Amsouth Bancorporation            ASO      466,015       11,869      5.7
  Citigroup Inc.                     C       225,000       10,462      5.0
  Wachovia Corp.                     WB      223,840        9,961      4.8
  Fremont General Corp.             FMT      469,500        8,287      4.0
  South Trust Corp.                 SOTR     195,900        7,603      3.7
  US Bancorp                        USB      268,870        7,410      3.6
  Merrill Lynch & Co. Inc.          MER      132,000        7,125      3.4
  Bank One Corp.                    ONE      137,700        7,023      3.4
  City National Corp.               CYN       84,000        5,519      2.7
  Compass Bancshares Inc.           CBSS     108,750        4,676      2.2
  Morgan Stanley Dean Witter & Co.  MWD       82,000        4,327      2.1
  Amcore Financial Inc.             AMFI     142,500        4,298      2.1
  Union Planters Corp.              UPC      143,554        4,279      2.1
  Hibernia Corp.                    HIB      154,200        3,747      1.8
  Associated Banc Corp.             ASBC     121,179        3,591      1.7
  Suntrust Banks Inc.               STI       48,000        3,120      1.5
  Bank of New York Co. Inc.          BK      100,000        2,948      1.4
  Mellon Financial Corp.            MEL      100,000        2,933      1.4
  Banknorth Group Inc.              BNK       90,000        2,923      1.4
  Mercantile Bankshares Corp.       MRBK      58,500        2,739      1.3
  National City Corp.               NCC       74,520        2,609      1.3
  Commerce Bancshares Inc.          CBSH      28,491        1,309      0.6
  Provident Bancshares Corp.        PBKS      43,757        1,262      0.6
  BB&T Corp.                        BBT       33,736        1,247      0.6
  First Source Corp.                SRCE      18,992          472      0.2
                                                         --------    -----
Total                                                    $208,081    100.0%
                                                         ========    =====

[CORUS BANKSHARES LOGO]

During the three and six months ended June 30, 2004, Corus received dividends on the stock portfolio of $1.6 million and $3.1 million compared to $1.3 million and $2.6 million during the same periods of 2003. See noninterest income section for discussion of treatment of realized and unrealized gains and losses.

On April 1, 2004, Bank of America Corp. (BAC) acquired FleetBoston Financial Corp. (FBF) in a stock-for-stock transaction. Corus received 235,424 additional shares of BAC, bringing its total position in BAC to 335,297 shares. Corus' book basis in the FBF shares before the acquisition was $9.0 million whereas the market value of the 235,424 BAC shares on April 1, 2004 was $19.1 million. Therefore, the acquisition gave rise to a book gain of $10.1 million as securities gains in the second quarter of 2004. It should be noted that this gain has neither a cash flow nor net tax impact; this is GAAP treatment for accounting for stock-for-stock acquisitions.

Subsequent Events

Subsequent to quarter-end, two additional stock-for-stock transactions involving companies of which Corus owns stock were completed. JP Morgan Chase & Co. (JPM) acquired Bank One Corp. (ONE), which gave rise to a book gain of $3.0 million. Regions Financial Corp. (RF) acquired Union Planters Corp. (UPC), which caused a book gain of $1.3 million. In addition, early in the third quarter of 2004 Corus sold the stock of Charter One Financial Inc. (CF) resulting in a gain of $10.0 million. These gains, totaling $14.3 million, will be reported in the third quarter.

In the fourth quarter of 2004, Corus expects to report a gain from Wachovia Corp's (WB) announced plans to acquire South Trust Corp. (SOTR). Corus currently owns shares of both Wachovia and South Trust. Under the announced terms and at WB's price as of June 30, 2004, the acquisition would cause a book gain of $4.5 million.

LOAN PORTFOLIO

The following table details the composition of Corus' loan portfolio (excludes unfunded commitments):

                                          JUNE 30, 2004       DECEMBER 31, 2003       JUNE 30, 2003
          (in thousands)                AMOUNT     PERCENT     AMOUNT     PERCENT     AMOUNT    PERCENT
                                      --------------------  ---------------------  --------------------
   Commercial real estate:
         Non-construction             $  909,597     41%    $ 1,207,015     50%    $ 1,188,809     58%
         Construction                  1,141,432     51       1,005,206     41         652,944     32
         Mezzanine                        44,515      2          53,790      2          33,349      2
                                      -----------------     ------------------     ------------------
   Total commercial real estate        2,095,544     94%      2,266,011     93%      1,875,102     92%
   Commercial                             74,521      3          98,621      4          75,743      4
   Residential real estate and other      59,383      3          69,139      3          81,795      4
                                      -----------------     ------------------     ------------------
Total loans                           $2,229,448    100%    $ 2,433,771    100%    $ 2,032,640    100%
                                      =================     ==================     ==================

[CORUS BANKSHARES LOGO]

Commercial Real Estate Lending

Commercial real estate loans are comprised of non-construction, construction, and mezzanine loans. The non-construction loans are of relatively short duration, rarely more than five years in length, and usually shorter. Some would call these "bridge" loans or "mini-perms", but the meaning of these labels is not standardized in the lending industry. These loans are fully funded, or nearly so, when the loan closes. Construction loans typically have maturities of 24 to 36 months and are funded throughout the term as construction progresses. Mezzanine loans are essentially second mortgage loans on commercial real estate projects, almost always subordinate to a Corus construction or non-construction loan (as opposed to a third party's). Interest rates charged for mezzanine loans are considerably higher than those charged for typical commercial real estate loans, but they also carry additional risk.

The following table is a summary of commercial real estate loans and unfunded commitments. Including commitments, the commercial real estate loan portfolio totals $4.1 billion.

                                         JUNE 30, 2004           DECEMBER 31, 2003        JUNE 30, 2003
       (in thousands)                   AMOUNT     PERCENT       AMOUNT      PERCENT      AMOUNT    PERCENT
                                     ---------------------    ----------------------   --------------------
Funded commercial
   real estate loans, net            $ 2,095,544      52%     $ 2,266,011       59%    $ 1,875,102     61%
Commitments:
   Loans - unfunded portion            1,387,141      34        1,168,115       31       1,049,032     34
   Commitment letters                    544,840      13          375,865       10         122,675      4
   Letters of credit                      30,170       1           10,502        -          20,682      1
                                     -------------------      --------------------     ------------------
Total                                $ 4,057,695     100%     $ 3,820,493      100%    $ 3,067,491    100%
                                     ===================      ====================     ==================

While committed amounts are useful for period-to-period comparisons, caution should be used in attempting to use commitments as a basis for predicting future outstanding balances.

Commercial Real Estate Loans - Originations

Corus originated 44 loans with commitments aggregating $1.2 billion in the six months of 2004. This compares to 35 loans aggregating $734 million in the first six months of 2003, an increase of 66%.

Commercial Real Estate Loans - Pay-offs

Total pay-offs in the first six months of 2004 were $1.1 billion. This compares to total payoffs of less than $400 million in the first six months of 2003. The timing of loan pay-offs is inherently difficult to predict.

[CORUS BANKSHARES LOGO]

The following tables break out commercial real estate loans by size, property type, and location:

COMMERCIAL REAL ESTATE LOANS - BY SIZE
(dollars in millions)

                                              AS OF JUNE 30, 2004
                                       ----------------------------------
                                                    TOTAL COMMITMENT(1)
                                        # OF      -----------------------
                                       LOANS       AMOUNT              %
                                       -----      -------            ----
$60 million and above                    20       $ 1,487             37%
$40 million to $60 million               16           759             19
$20 million to $40 million               40         1,093             27
$1 million to $20 million                80           705             17
Less than $1 million                    156            36              1
Deferred fees/other discounts           N/A           (22)            (1)
                                        ---       -------            ---
 Total                                  312       $ 4,058            100%
                                        ===       =======            ===

COMMERCIAL REAL ESTATE LOANS - BY PROPERTY TYPE
(dollars in millions)

                                              AS OF JUNE 30, 2004
                                       ----------------------------------
                                                    TOTAL COMMITMENT(1)
                                        # OF      -----------------------
                                       LOANS       AMOUNT              %
                                       -----      -------            ----
Condominiums                             67       $ 2,466             61%
Hotel                                    37           609             15
Rental apartments                        16           454             11
Office                                   12           382             10
Warehouse / Light industrial              9            54              1
Nursing homes                             6            47              1
Vacant land                               5            25              1
Retail                                    3             6              -
Other                                     1             1              -
Loans less than $1 million              156            36              1
Deferred fees/other discounts           N/A           (22)            (1)
                                        ---       -------            ---
 Total                                  312       $ 4,058            100%
                                        ===       =======            ===

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

[CORUS BANKSHARES LOGO]

COMMERCIAL REAL ESTATE LOANS - BY MAJOR METROPOLITAN AREA
(dollars in millions)

                                                    AS OF JUNE 30, 2004
                                            ----------------------------------
                                                         TOTAL COMMITMENT(1)
                                            # OF       -----------------------
                                            LOANS      AMOUNT              %
                                            -----      -------            ----
California:
 Los Angeles                                  22       $   495             12%
 San Francisco                                 8           240              6
 San Diego                                     8           175              4
 Sacramento                                    1            33              1
                                             ---       -------            ---
California Total                              39           943             23
Washington, D.C.(2)                           29           905             22
New York City                                 18           588             15
Miami                                         11           466             12
Chicago                                       30           422             10
Chicago-Loans less than $1 million           144            33              1
Las Vegas                                      4           171              4
Texas:
 Houston                                       4            84              2
 Dallas                                        2            23              1
                                             ---       -------            ---
Texas Total                                    6           107              3
Other (3)                                     31           445             11
Deferred fees/other discounts                N/A           (22)            (1)
                                             ---       -------            ---
 Total                                       312       $ 4,058            100%
                                             ===       =======            ===

(1) Includes both funded and unfunded commitments, letters of credit, and outstanding commitment letters.

(2)   Includes northern Virginia and Maryland loans.

(3)   No other metropolitan area exceeds three percent of the total.

[CORUS BANKSHARES LOGO]

Commercial Real Estate Loans - Loans Pending

Finally, the following table presents a comparison of Corus' loans pending listed in descending order with respect to stage of completion. In other words, a prospective loan categorized as Commitment Accepted is essentially one step away from closing while a prospective loan classified as Discussion Pending is in its earliest stages.

COMMERCIAL REAL ESTATE LOANS PENDING
(dollars in millions)

                                JUNE 30, 2004           DECEMBER 31, 2003           JUNE 30, 2003
                              ------------------       -------------------       -------------------
                              # OF    COMMITMENT        # OF    COMMITMENT       # OF     COMMITMENT
                              LOANS     AMOUNT         LOANS      AMOUNT         LOANS      AMOUNT
                              -----   ----------       -----    ----------       -----    ----------
Commitment Accepted             2       $   67            3       $   94            5       $   86
Commitment Offered              9          478            6          282            1           37
Application Received           15          643            9          305           12          393
Application Sent Out            8          403            8          451            7          126
Term Sheet Issued              35        2,286           36        1,715           37        1,201
Discussion Pending              2           73            5          115            -            -
                               --       ------           --       ------           --       ------
   Total                       71       $3,950           67       $2,962           62       $1,843
                               ==       ======           ==       ======           ==       ======

In total, loans pending have increased significantly from both the most recent year-end and from a year ago. For perspective, for the loans pending at June 30, 2003, 90% of the loans that had reached the Application Received stage ultimately closed.

Other Lending

Commercial loans are primarily loans to Corus' customers in the check cashing industry. Balances fluctuate based on seasonal cash requirements and are generally secured by the equity of the check cashing operation.

With regard to the remaining portfolio, residential first mortgage and home equity loan balances continue to decline as the Bank implements plans to allow these portfolios to "run-off." Minimal new originations are expected.

[CORUS BANKSHARES LOGO]

ASSET QUALITY

Nonperforming Assets

Nonperforming loans are nonaccrual loans, troubled debt restructurings and 90 days or more past due loans still accruing interest. The breakdown is shown below:

                                        JUNE 30      December 31      June 30
(in thousands)                           2004           2003           2003
                                        -------      -----------      -------
Total nonperforming loans:
 Nonaccrual                             $ 7,090        $ 7,896        $ 8,376
 Troubled debt restructurings             8,496          6,436         11,290
 Loans 90 days or more past due           2,367          1,236          3,431
                                        -------        -------        -------
Total nonperforming loans                17,953         15,568         23,097
 Other real estate owned                    130             66            207
                                        -------        -------        -------
Total nonperforming assets              $18,083        $15,634        $23,304
                                        =======        =======        =======
Nonperforming loans/Total loans            0.81%          0.64%          1.14%
Nonperforming assets/Total assets          0.47%          0.43%          0.81%

Total nonperforming assets increased compared to December 2003 by $2.4 million to $18.1 million. The increase is attributable to the addition of a $3.9 million troubled debt restructuring. The only other item of significance is a $7.0 million non-construction commercial real estate loan that was placed on nonaccrual in May 2003. Management believes both of these loans are well secured and no loss is expected.

Allowance for Loan Losses

A reconciliation of the activity in the allowance for loan losses is as follows:

                                               THREE MONTHS ENDED                       SIX MONTHS ENDED
                                                     JUNE 30                                 JUNE 30
                                         -------------------------------         -------------------------------
(in thousands)                              2004                2003                2004                2003
                                         -----------         -----------         -----------         -----------
Balance at beginning of period           $    36,767         $    35,517         $    36,448         $    36,629
 Provision for loan losses                         -                   -                   -                   -
 Charge-offs                                    (193)               (347)               (428)             (2,284)
 Recoveries                                      422                 641                 976               1,466
                                         -----------         -----------         -----------         -----------
Balance at June 30                       $    36,996         $    35,811         $    36,996         $    35,811
                                         ===========         ===========         ===========         ===========
Loans at June 30                         $ 2,229,448         $ 2,032,640         $ 2,229,448         $ 2,032,640
                                         ===========         ===========         ===========         ===========
Allowance as a percentage of loans              1.66%               1.76%               1.66%               1.76%
                                         ===========         ===========         ===========         ===========

[CORUS BANKSHARES LOGO]

Net (Charge-off) / Recovery - 10 Year History

                                  CHECK                          CONSUMER
                 COMMERCIAL      CASHING                        RESIDENTIAL
                REAL ESTATE      INDUSTRY       COMMERCIAL      REAL ESTATE      STUDENT
(in thousands)     LOANS         LOANS (1)         LOANS           LOANS          LOANS            TOTAL
--------------  -----------      ---------      ----------      -----------      --------        ---------
 2004 (YTD)      $      -        $      -        $      -        $    502        $     46        $    548
 2003                   -            (950)            191             488              90            (181)
 2002                  17          (3,227)              8            (674)             48          (3,828)
 2001                  10               -              (1)         (1,865)          2,712             856
 2000                  42               -            (104)         (2,473)         10,046           7,511
 1999                  62               -             (19)         (2,536)         (1,190)         (3,683)
 1998                 148               -               7          (3,945)         (1,097)         (4,887)
 1997                (155)              -              (3)         (8,167)         (9,683)        (18,008)
 1996                 820               -             678          (5,945)         (4,525)         (8,972)
 1995                (240)              -            (200)            120              24            (296)
                 --------        --------        --------        --------        --------        --------
Total            $    704        $ (4,177)       $    557        $(24,495)       $ (3,529)       $(30,940)
                 ========        ========        ========        ========        ========        ========

(1)   Represents loans to Corus' customers in the check cashing industry

Corus has had particularly impressive results with commercial real estate lending. In fact, we have actually had, in total, net recoveries on this portfolio over the past 10 years. The check cashing industry loan charge-offs relate to a specific control weakness, which has since been corrected. Finally, Corus made the decision in 2000 to exit the consumer residential real estate and student lending businesses and the portfolios have since either been sold or are running off.

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[CORUS BANKSHARES LOGO]

FUNDING/LIQUIDITY

Corus' policy is to ensure the availability of sufficient funds to accommodate the needs of borrowers and depositors at all times. This objective is achieved primarily through the maintenance of liquid assets. Liquid assets are defined as federal funds sold and marketable securities that can be sold quickly without a material loss of principal.

The liquidity to fund loan commitments will first come from a combination of available liquidity, normal paydowns/payoffs of the existing loan portfolio, and net retail deposit growth. To the extent that total loans outstanding grow in excess of the aforementioned funding sources, management expects to supplement funding with the use of brokered certificates of deposit ("BRCD"). In order to avoid the liquidity risk of an overly significant portion of BRCD maturing during any given year, Corus works to have the BRCD maturities staggered, ranging from 1 to 7 years. To further mitigate liquidity risk, Corus' liquidity policy requires that the Bank hold more liquid assets as the level of BRCD increases. As of June 30, 2004, BRCD totaled $538 million. The Bank has established a BRCD limit such that BRCD will not exceed 41% of total deposits (i.e., retail deposits and BRCD). Based on current deposit levels, this implies a maximum amount of BRCD of $1.7 billion.

OTHER BORROWINGS

On June 26, 2001, Corus entered into an agreement to borrow $70 million, consisting of a term note in the amount of $50 million and a revolving note line of credit in the amount of $20 million, both at an effective interest rate equal to LIBOR plus 150 basis points, adjusted quarterly. In the second quarter of 2004 Corus increased the revolving note line of credit to $50 million.

Corus has extended the maturity date on both notes to June 25, 2006, and either note may be prepaid without a material penalty. The term note requires quarterly repayments of $1 million beginning September 30, 2001. As of June 30, 2004, the term note had an outstanding balance of $33.0 million and the revolving credit line had no balance outstanding. Interest is payable quarterly. In addition, a fee at an annual rate of 1/4 % of the average unused revolving note commitment is due quarterly.

LONG-TERM DEBT - SUBORDINATED DEBENTURES

Corus has formed six wholly owned finance subsidiaries for the sole purpose of issuing Trust Preferred securities. The subsidiaries issued $197.5 million in Trust Preferred securities and Corus, in turn, issued subordinated debentures to the trusts in the amount of $203.6 million - the difference being Corus' investment in the subsidiaries. The terms for both the Trust Preferred securities and the subordinated debentures are essentially identical. The instruments all mature 30 years from the issuance date and include interest rates ranging from LIBOR plus 2.60% to LIBOR plus 3.10%, resetting quarterly. Combined issuance fees totaled $1.6 million and are being amortized over the 30-year periods.

[CORUS BANKSHARES LOGO]

COMMERCIAL REAL ESTATE RISK DISCLOSURE

The following disclosure is not computed in accordance with Generally Accepted Accounting Principles ("GAAP") and is considered a non-GAAP disclosure. Management believes that this presentation, while not in accordance with GAAP, provides useful insight into how management analyzes and quantifies risk and determines the appropriate level of capital.

Management has made a concerted effort to distill the numerous objective, as well as subjective, risks inherent in the commercial real estate ("CRE") loans we originate into a rigorous system to analyze and quantify risk. At its core, this system takes the form of management and loan officers estimating a loan's Probability of Default ("POD") and its Loss Given Default ("LGD") if a serious recession should occur. This point bears repeating - the POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession. As a proxy, we use, among other things, the extreme declines in CRE property values witnessed during the late 1980's and early 1990's. Typically, we assume that office and hotel projects will be worth only 50% to 60% of their cost (not appraised value) and we typically assume that rental and for-sale housing will be worth 60% to 80% of cost. Keep in mind that while these are the typical discounts, each loan is analyzed individually and may have discounts larger or smaller than mentioned above. Lastly, it is important to realize that we could well have nonperforming loans and/or charge-offs in economic conditions other than what might be characterized as "serious." While Corus has attempted to be conservative in its assessment of potential defaults and losses, it is conceivable that actual defaults and/or losses may be greater, perhaps materially, than estimated.

[CORUS BANKSHARES LOGO]

Following is a table that summarizes the total size of our CRE loan portfolio, the weighted average POD and LGD percentages, and the resulting implied CRE loans that could default and losses that could occur.

(in millions)                                          6/30/2004       12/31/2003      6/30/2003
                                                       ---------       ----------      ---------
CRE LOANS & UNFUNDED COMMITMENTS
CRE loans outstanding                                   $ 2,096         $ 2,266         $ 1,875
Unfunded Commitments                                      1,962           1,554           1,192
                                                        -------         -------         -------
   CRE Loans + Unfunded Commitments                     $ 4,058         $ 3,820         $ 3,067
                                                        =======         =======         =======

POTENTIAL DEFAULTS & LOSSES
CRE Loans + Unfunded Commitments                        $ 4,058         $ 3,820         $ 3,067
Weighted average Probability of Default (POD) (1)          15.0%           14.4%           14.4%
                                                        -------         -------         -------
   Potential CRE Loans that could default                   609             550             442
Weighted average Loss Given Default (LGD) (1)              16.0%           16.4%           16.5%
                                                        -------         -------         -------
   Potential losses that could occur                    $    97         $    90         $    73
                                                        =======         =======         =======

NONPERFORMING & NONACCRUAL LOANS
Potential CRE loans that could default                  $   609         $   550         $   442
Potential losses that could occur                           (97)            (90)            (73)
                                                        -------         -------         -------
   Potential remaining CRE NPL balances                     512             460             369
Percentage that could be nonaccrual (2)                     100%            100%            100%
                                                        -------         -------         -------
   Potential nonaccrual CRE NPL balances                $   512         $   460         $   369
                                                        =======         =======         =======

(1)The POD and LGD estimates are not based on today's market conditions, instead they are arrived at by "stressing" all major assumptions regarding the cash flow and/or values of the underlying real estate down to levels that could manifest themselves during a "serious" recession.

(2) Not necessarily all nonperforming loans would be nonaccrual, however in order to be conservative we will assume 100% of the above nonperforming loans are nonaccrual.

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